Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 21, 2011	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2011, of $820,624 or $0.17 per common share compared to $787,805 or $0.16 per common share for the third quarter of 2010.  Earnings for the nine months ended September 30, 2011 were $2,636,811 or $0.54 per common share compared to $2,459,250 or $0.51 per common share a year ago.

After a seasonal decrease in assets in the second quarter, total assets grew to $550,721,926 at September 30, 2011 compared to $545,932,649 at year end and $526,913,665 at the end of the first nine months of 2010. Contributing to the increase in assets from September 2010 was an increase in deposits in the amount of $31,479,305, or 7.5%, which was used to pay off borrowings of $15,000,000, then funded an increase in loans of $2,151,925, or 0.56%, the balance remains in cash.  While residential mortgage loan activity has been strong again in 2011, most of these loans have been sold on the secondary market in order to manage long term interest rate risk.  The Company is pleased to report that as of September 30, 2011 they held no Other Real Estate Owned on the balance sheet compared to $1,070,500 on September 30, 2010.

Commenting on third quarter earnings, President & CEO Marsh said, “We are pleased to announce third quarter earnings that are 4% greater than for the same period last year.  The low interest rate environment and below average loan demand has resulted in compression of the net interest margin.  Also, fees from deposit accounts and loan fees fell below last year as well.  We achieved this increase by managing operating expenses and the need for a lower provision for loan losses for the quarter compared to last year.  Although some of our borrowers continue to struggle to meet their financial obligations resulting in charged off loans and foreclosures, this continues to be manageable.  We continue to be a well-capitalized community bank serving the needs of our local communities, and doing it well.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable November 1, 2011 to shareholders of record as of October 15, 2011.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.